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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(D) OF

                      THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): July 17, 2000

                              THE AES CORPORATION
            (exact name of registrant as specified in its charter)



         DELAWARE                         0-19281                      54-1163725
(State of Incorporation)            (Commission File No.)            (IRS Employer
                                                                  Identification No.)

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                            1001 North 19th Street
                           Arlington, Virginia 22209
         (Address of principal executive offices, including zip code)


              Registrant's telephone number, including area code:
                                (703) 522-1315


                                NOT APPLICABLE
         (Former Name or Former Address, if changed since last report)


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ITEM 5
------

On July 17, 2000, the AES Corporation and IPALCO Enterprises, Inc. announced that they have entered into an agreement whereby AES will acquire IPALCO
Enterprises, Inc. for $25.00 per share in a stock-for-stock transaction valued at approximately $2.15 billion plus the assumption of $890 million of debt and preferred stock. IPALCO is a utility holding company headquartered in Indianapolis, Indiana, whose primary subsidiary, Indianapolis Power & Light, is an integrated electric utility that owns and operates 3,000 megawatts of coal-fired generation and provides retail electric service to 433,000 customers in and around Indianapolis.

Under the terms of the agreement, upon closing, each share of IPALCO common stock will be exchanged for a number of AES shares such that IPALCO shareholders will receive a fixed value of $25.00 per IPALCO share. Based on trading prices prior to July 17, 2000, AES would be issuing approximately 43 million shares (an exchange ratio of approximately 0.50 AES shares per IPALCO share). The final exchange ratio will be determined five business days prior to closing, based upon the average daily closing prices of AES common stock for the preceding twenty trading days and capped at 0.794 AES shares per IPALCO share. The transaction is expected to be tax-free to IPALCO shareholders and accounted for as a pooling-of-interests. Upon closing, IPALCO will become a wholly-owned subsidiary of AES with its headquarters remaining in Indianapolis.

The transaction is subject to certain conditions, including receipt of the approval of IPALCO shareholders and receipt of regulatory approvals, including that of the Federal Energy Regulatory Commission and the Securities and Exchange
Commission. The parties anticipate receiving regulatory approvals and closing the transaction by early 2001. Additionally, as part of the SEC approval process, AES expects to restructure its ownership interests in CILCORP within a specified period of time in order to continue as an exempt holding company under the Public Utility Holding Company Act of 1935.


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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE AES CORPORATION


Date: July 27, 2000                      By /s/ William Luraschi
                                                -----------------------
                                                Vice President & Secretary